Exhibit 99.1

Corium Reports First Quarter Fiscal 2017 Financial Results

MENLO PARK, Calif., February 13, 2017 (GLOBE NEWSWIRE) -- Corium International, Inc. (Nasdaq: CORI), a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty transdermal products, today announced unaudited financial results for the first fiscal quarter ended December 31, 2016, and reported on recent corporate developments.  Corium's fiscal year ends on September 30.

Recent Corporate Developments

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Follow-on offering completed —  On February 7, 2017, Corium closed an underwritten public offering of 6,666,667 shares of common stock at a price of $3.00 per share.  Gross proceeds to Corium from this offering were approximately $20 million.  Corium intends to use the proceeds from this offering to fund research and development and for other general corporate purposes.

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Positive initial results in pilot bioequivalence study for Corplex™ Donepezil — Corium recently presented interim data from the first dosing period of the ongoing pilot bioequivalence study for Corplex Donepezil, a once-weekly transdermal therapeutic for Alzheimer’s disease, comparing plasma concentrations to daily oral Aricept® (donepezil hydrochloride) after several weeks of treatment.  The data demonstrated that steady-state pharmacokinetics of the transdermal and oral treatments were comparable and in line with projections, as well as good tolerability and safety consistent with earlier trials.

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Corplex Donepezil development timeline on target — Corium has completed the second of the three treatment periods of its ongoing pilot bioequivalence study and results from that period are expected in March 2017, with full study results expected mid-year.  Data from the pilot trial will be used to establish the final parameters of the pivotal study, which is expected to start in the second half of 2017.  With positive bioequivalence data, Corium would target submission of a 505(b)(2) New Drug Application (NDA) in the second half of 2018.

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Partner Agile Therapeutics announced top-line Phase 3 trial results of Twirla® once-weekly contraceptive — In January, Agile announced top-line results from its Phase 3 clinical trial of Twirla, Agile’s investigational low-dose combined hormonal contraceptive patch.  Based on these data and additional information relating to the manufacture of Twirla, Agile plans to resubmit its NDA in the first half of 2017.  Corium is actively engaged with Agile in preparation for its NDA submission and the planned manufacture of commercial quantities of Twirla, including the activities to support the NDA resubmission.  If Twirla is approved, Corium will be the exclusive supplier.

“We are pleased to report on the important progress we have made on the pilot bioequivalence study for Corplex Donepezil, our lead transdermal candidate for Alzheimer’s disease,” said Peter D. Staple, President and Chief Executive Officer of Corium.  “The data from the first treatment period look very promising -- indicating a steady state pharmacokinetic profile consistent with what we had projected, as well as good skin tolerability and safety profiles.  These interim results reinforce our confidence in the program as we prepare to initiate the pivotal trial in the second half of the year.  We recently completed our second of three treatment periods, and we look forward to sharing those results next month.  In addition, our third-party market research results confirm the significant commercial potential for Corplex Donepezil and Corplex Memantine and their potential benefits to Alzheimer’s patients and the people who care for them.”

Financial Results for the Quarter Ended December 31, 2016

Corium reported total revenues in the first quarter of fiscal 2017 of $7.0 million, compared with $7.5 million in the first quarter of fiscal 2016.  The decrease in total revenues resulted primarily from a decrease in contract research and development revenues, as well as a decrease in product revenues.  Contract research and development revenues decreased primarily as the result of the termination of an ANDA development program and the completion of clinical supply for an ongoing NDA program, partially offset by an increase in revenues related to new activities supporting the NDA for Twirla.  Product revenues also decreased for the first quarter of fiscal 2017 compared to same period in fiscal 2016 primarily as a result of lower shipments of Fentanyl TDS, which were partially offset by an increase in revenues from Crest® Whitestrips and Clonidine TDS.

Total research and development (R&D) expenses in the first quarter of fiscal 2017 were $8.1 million, compared with $7.5 million in the first quarter of fiscal 2016.  The increase in R&D expenses is primarily associated with Corium’s investment in its proprietary product programs, including the advancement of Corplex Donepezil into a pilot bioequivalence study during the quarter.  This increase in proprietary R&D spending was partially offset by a lower level of resources required for contract research and development programs.

General and administrative (G&A) expenses in the first quarter of fiscal 2017 were $3.0 million, compared with the same amount for the first quarter of fiscal 2016.

Corium reported a net loss for the first quarter of fiscal 2017 of $10.4 million, or $0.46 per share, compared with a net loss of $9.4 million, or $0.42 per share, in the first quarter of fiscal 2016.  As of December 31, 2016, there were 22,557,450 shares of Corium common stock outstanding.

Cash and cash equivalents as of December 31, 2016 were $33.1 million.

Conference Call and Webcast Details

Corium will host a conference call today at 5:00 p.m. ET (2:00 p.m. PT) to discuss the financial results for the first fiscal quarter ended December 31, 2016.  Investors and analysts can access the call toll-free by dialing (844) 831-3024 (United States) or +1 (315) 625-6887 (international).  The conference ID# is 68466467. The conference call will also be available via a live audio webcast which may be accessed here, or by visiting the Investors section of Corium's website at http://ir.coriumgroup.com/events.cfm.  The webcast will be archived on the Corium website for two weeks following the presentation.

About Corium

Corium International, Inc. is a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty pharmaceutical products that leverage the company's broad experience with advanced transdermal and transmucosal delivery systems.  Corium has multiple proprietary programs in preclinical and clinical development, focusing primarily on the treatment of neurological disorders, with lead programs in Alzheimer's disease.  Corium has developed and is the sole commercial manufacturer of seven prescription drug and consumer products with partners Mayne Pharma, Endo Pharmaceuticals and Procter & Gamble.  The company has two proprietary transdermal platforms: Corplex™ for small molecules and MicroCor®, a biodegradable microstructure technology for small molecules and biologics, including vaccines, peptides and proteins.  The company's late-stage pipeline includes a contraceptive patch co-developed with Agile Therapeutics and additional transdermal products that are being developed with other partners.  For further information, please visit www.coriumgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our business strategy, financial and operating performance, the use of proceeds from our recent public offering, operating costs and expenses, product pipeline, clinical trial and regulatory timing and plans and associated resource requirements, regulatory pathways for our development programs, the achievement of clinical and commercial milestones, and the advancement of our technologies as well as our proprietary, co-developed and partnered products and product candidates.  Forward-looking statements are based on management's current expectations and projections and are subject to risks and uncertainties, which may cause Corium's actual results to differ materially from the statements contained herein.  Further information on potential risk factors that could affect Corium's business and its results are detailed in Corium's Annual Report on Form 10-K for the year ended September 30, 2016, filed with the Securities and Exchange Commission (SEC) on December 20, 2016, and other reports as filed from time to time with the SEC.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial or operating performance, which speaks only as of the date they are made.  Corium undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Corplex™ and MicroCor® are trademarks of Corium International Inc.

Twirla® is a registered trademark of Agile Therapeutics, Inc.

Aricept® is a registered trademark of Eisai R&D Management Co, Ltd.

Crest® Whitestrips is a registered trademark of The Procter & Gamble Company.

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Investor and Media Contact:

SMP Communications

Susan M. Pietropaolo

susan@smpcommunications.com

(201) 923-2049

CORIUM INTERNATIONAL, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2016	2015
Revenues:
Product revenues	$5,738	$5,972
Contract research and development revenues	963	1,270
Other revenues	267	295
Total revenues	6,969	7,537
Costs and operating expenses:
Cost of product revenues	4,081	4,298
Cost of contract research and development revenues	2,120	3,056
Research and development expenses	5,998	4,457
General and administrative expenses	3,005	3,017
Amortization of intangible assets	177	159
Total costs and operating expenses	15,381	14,987
Loss from operations	(8,413)	(7,450)
Interest income	28	30
Interest expense	(2,042)	(1,977)
Loss before income taxes	(10,427)	(9,397)
Income tax expense	2	3
Net loss and comprehensive loss	$(10,429)	$(9,400)
Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(0.42)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	22,453,172	22,188,332

CORIUM INTERNATIONAL, INC.

CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of December 31, 2016	As of September 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$33,075	$39,833
Accounts receivable	2,164	4,336
Unbilled accounts receivable	557	346
Inventories	1,932	2,424
Prepaid expenses and other current assets	1,435	1,341
Total current assets	39,163	48,280
Restricted cash	666	666
Property and equipment, net	11,702	11,147
Intangible assets, net	7,092	7,057
TOTAL ASSETS	$58,623	$67,150
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,836	$2,737
Accrued expenses and other current liabilities	4,073	4,271
Long-term debt, current portion	70	77
Capital lease obligations, current portion	—	72
Recall liability, current portion	207	460
Deferred contract revenues, current portion	288	355
Total current liabilities	8,474	7,972
Long-term debt, net of current portion	50,939	50,966
Recall liability, net of current portion	1,968	1,859
Deferred contract revenues, net of current portion	3,500	3,500
Total liabilities	64,881	64,297
Stockholders’ equity (deficit):
Common stock	23	22
Additional paid-in capital	171,636	170,319
Accumulated deficit	(177,917)	(167,488)
Total stockholders’ equity (deficit)	(6,258)	2,853
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$58,623	$67,150